EXHIBIT 10.3

EXECUTION VERSION

SCHAWK, INC.

______________________________

FIFTH AMENDMENT
Dated as of January 27, 2012

to

NOTE PURCHASE AGREEMENT
Dated as of December 23, 2003

______________________________

Re: $15,000,000 4.90% Series 2003-A Senior Notes, Tranche A,
Due December 31, 2013
and
$10,000,000 4.98% Series 2003-A Senior Notes, Tranche B,
Due April 30, 2014
of
Schawk, Inc.

FIFTH AMENDMENT TO NOTE AGREEMENT

THIS FIFTH AMENDMENT dated as of January 27, 2012 (the or this “Fifth Amendment”) to the Note Purchase Agreement dated as of December 23, 2003 is between SCHAWK, INC., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Fifth Amendment (collectively, the “Noteholders”).

RECITALS:

A.  The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of December 23, 2003, as amended, modified and supplemented by that certain first amendment to Note Agreement dated January 28, 2005, that certain second amendment to Note Agreement dated June 11, 2009, that certain third amendment to Note Agreement dated January 12, 2010 and that certain fourth amendment to Note agreement dated November 17, 2010 (collectively, the “Note Agreement”).  The Company has heretofore issued the $15,000,000 4.90% Series 2003-A Senior Notes, Tranche A, Due December 31, 2013 and the $10,000,000 4.98% Series 2003-A Senior Notes, Tranche B, Due April 30, 2014 (collectively, the “Notes”) pursuant to the Note Agreement.

B.  The Company and the Noteholders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

C.  Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

D.  All requirements of law have been fully complied with and all other acts and things necessary to make this Fifth Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Fifth Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.    AMENDMENTS TO NOTE AGREEMENT.

Section 1.1.  Section 2.4 of the Note Agreement captioned “Security.” shall be deleted in its entirety and shall be replaced with “Reserved.”

Section 1.2.  Section 5.20 of the Note Agreement captioned “Security Interest in Collateral.” shall be deleted in its entirety and shall be replaced with the following new Section 5.20:

“Section 5.20.  Pro Forma Calculations.  All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.1(a) or 7.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Schedule 5.5 of the 2012 Note Purchase Agreement), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of, any related synergies or cost savings and any related incurrence or reduction of Debt, all in accordance with (and, in the case of synergies and cost savings, to the extent permitted by) Article 11 of Regulation S-X under the Securities Act; provided that, (1) for the avoidance of doubt, this Section 5.20 shall not require the Company to deliver audited pro forma financial statements and (2) in the case of an acquisition with a purchase price of less than $50,000,000, such synergies and cost savings will not be required to be permitted by Article 11 of Regulation S-X under the Securities Act so long as (x) the aggregate amount of such synergies and cost savings in respect of any acquisition does not exceed the lesser of 20% of the annual earnings before interest, taxes, depreciation and amortization of the company or division or line of business being acquired and $2,000,000 and (y) the Company provides such supporting calculations and documentation in respect of such synergies and cost savings as are reasonably requested by any Purchaser.  If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Debt).

Section 1.3.  Section 7.3 of the Note Agreement is hereby amended in its entirety to read as follows:

“Section 7.3.  Inspection of Property; Books and Records; Discussions.  The Company shall permit and cause each of the Company’s Subsidiaries to permit, any authorized representative(s) designated by any holder of the Notes to visit and inspect any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  The Company shall keep and maintain, and cause each of the Company’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with the Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.  If an Event of Default has occurred and is continuing, the Company, upon the request of any holder of the Notes, shall provide copies of such records to a representative of the holders of the Notes.”

Section 1.4.  Section 8.7 of the Note Agreement captioned “Offer to Prepay Notes in the Event of an Asset Sale” is hereby amended by deleting the word “Restricted” prior to the word “Subsidiaries” in clauses (a) and (c) thereof.

Section 1.5.  Section 9.3 of the Note Agreement is hereby amended in its entirety to read as follows:

“Section 9.3.  Maintenance of Property.  The Company shall (i) cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (ii) with respect to such property, maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that nothing in this Section 9.3 shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

Section 1.6.  Section 9.6 of the Note Agreement is hereby amended by deleting the proviso at the end of such section and replacing it in its entirety with the following new proviso:

“Notwithstanding the foregoing, any Foreign Incorporated Subsidiary that becomes a party to the Bank Credit Agreement shall not be required to enter into the Subsidiary Guaranty and make the foregoing deliveries so long as (i) such Foreign Incorporated Subsidiary is an Affected Foreign Subsidiary, (ii) such Foreign Incorporated Subsidiary is not a guarantor of any Debt under the Bank Credit Agreement (other than solely as a guarantor of loans owing by one or more other Foreign Incorporated Subsidiaries under the Bank Credit Agreement), and (iii) the outstanding United States Dollar equivalent amount of all Debt of such Foreign Incorporated Subsidiary, and any other Foreign Incorporated Subsidiary which is a party to the Bank Credit Agreement that is not a party to the Subsidiary Guaranty, does not exceed $50,000,000.  If at any time there are Foreign Incorporated Subsidiaries that are not Subsidiary Guarantors and are not excepted under the preceding sentence, an Event of Default shall exist without any notice or the expiration of the fifteen (15) Business Days period provided for in Section 11(d).”

Section 1.7.  Section 9.8 of the Note Agreement is hereby amended in its entirety to read as follows:

“Section 9.8.  Notes to Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct obligations of the Company ranking pari passu with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.  Notwithstanding anything to the contrary contained herein or in any other Note Documents, all references to the Notes herein or in any other Note Document stating that the Notes are “secured” are hereby amended to state that the Notes are “unsecured”.”

Section 1.8.  Section 9.9 of the Note Agreement captioned “Foreign Pledge Agreements.” shall be deleted in its entirety and shall be replaced with “Reserved.”

Section 1.9.  Section 9.10 of the Note Agreement captioned “Security Agreement; Additional Collateral; Further Assurances.” shall be deleted in its entirety and shall be replaced with “Reserved.”

Section 1.10.  Clauses (e) and (i) of Section 10.1 of the Note Agreement are hereby amended to replace the term “Secured Obligations” therein with the term “Notes” and clause (a) of Section 10.1 of the Note Agreement is hereby amended in its entirety to read as follows:

“(a)           The Debt under the Bank Credit Agreement; provided that the aggregate outstanding principal amount of such Debt owing by Foreign Incorporated Subsidiaries shall not exceed at any time the lesser of (i) $75,000,000, and (ii) the aggregate maximum principal amount of Alternate Currency Loans (as defined in the Bank Credit Agreement), or loans denominated in a currency other than United States Dollars, permitted to be outstanding under the Bank Credit Agreement;”

Section 1.11.  Clause (j) of Section 10.2 of the Note Agreement is hereby amended in its entirety to read as follows:

“(j)           Debt incurred by the Borrower pursuant to the Permitted Private Placement; provided that, with respect to any such Debt incurred after the Amendment No. 5 Effective Date, so long as prior to and after giving effect (including giving effect on a pro forma basis) to any such incurrence, the Company shall be in compliance with Section 10.19(b); and”

Section 1.12.  Section 10.1 of the Note Agreement is hereby amended to add the following proviso at the end of such section:

“The aggregate amount by which the Net Proceeds received from all Asset Sales in any fiscal year of the Company exceed $5,000,000 shall be used to prepay or retire Senior Debt of the Company and/or its Subsidiaries, provided that the Company shall comply with the provisions of Section 8.7.”

Section 1.13.  Section 10.3 of the Note Agreement is hereby amended in its entirety to read as follows:

“Section 10.3.  Liens.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(a)           Permitted Existing Liens;

(b)           Customary Permitted Liens;

(c)           purchase money Liens (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time of the Company’s acquisition thereof) securing Permitted Purchase Money Debt; provided that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capital Lease;

(d)           Liens with respect to property acquired by the Company or any of its Subsidiaries after the date hereof (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired; and

(e)           other Liens securing Debt not to exceed $5,000,000 in the aggregate, provided that no Lien permitted under this clause (e) shall secure any Debt outstanding under any Bank Credit Agreement unless (i) the Company has, and has caused its Subsidiaries to, made effective provision whereby the Company’s obligations under this Agreement and the Notes or the applicable Subsidiary Guaranty will be concurrently secured by an equal and ratable Lien pursuant to documents, including an intercreditor agreement, in form and substance satisfactory to the Required Holders, and (ii) if the Lien is granted by a Subsidiary, such Subsidiary is a Subsidiary Guarantor party to an effective Subsidiary Guaranty.

In addition, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of any holder of the Notes or any agent for the benefit of itself and the holders of the Notes, as collateral for the Notes; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Debt (including Capital Leases) may prohibit the creation of a Lien in favor of any holder of the Notes or any agent for the benefit of itself and the holders of the Notes on the items of property obtained with the proceeds of such Permitted Purchase Money Debt.

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the real property of the Company and any Subsidiary.”

Section 1.14.  The proviso at the end of Section 10.3 is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the real property of the Company and any Subsidiary.”

Section 1.15.  Clause (h) of Section 10.4 of the Note Agreement is hereby amended in its entirety to read as follows:

“(h)           Investments constituting Debt permitted by Section 10.1 or Contingent Obligations permitted by Section 10.5 or Restricted Payments permitted by Section 10.6;”

Section 1.16.  Section 10.4 of the Note Agreement is hereby further amended by deleting “and;” at the end of clause (j) and adding the following new clauses (k) and (l) thereafter:

“(k)           Investments consisting of limited partnership or membership interests or similar equity investments in venture capital funds so long as (a) the aggregate outstanding amount of such Investments in any single fund does not exceed $5,000,000 and (b) the aggregate outstanding amount of all such Investments in all such funds does not exceed $15,000,000; and

(l)           Investments (other than those of the type permitted under clause (k) above) in addition to those referred to elsewhere in this Section 10.4 in an amount not to exceed $15,000,000 in the aggregate at any time outstanding;”

Section 1.17.  Section 10.6 of the Note Agreement is hereby amended in its entirety to read as follows:

“Section 10.6.  Restricted Payments.  The Company shall not declare or make any Restricted Payment, except (i) Regular Dividends if, at the time of making such Regular Dividend and immediately after giving effect (including giving effect on a pro forma basis) thereto, the Company is in compliance with Section 10.19(a), (ii) other Restricted Payments if, at the time of making such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto, the Cash Flow Leverage Ratio is less than 2.25 to 1.00 and (iii) Special Dividends (provided that the Company may declare and pay no more than three (3) Special Dividends during the term of this Agreement); provided, however, that in no event shall any Restricted Payments (other than Restricted Payments to the Company) be declared or made if either a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.”

Section 1.18.  Section 10.7 of the Note Agreement is hereby amended by adding “and” at the end of clause (i) therein, adding a “.” at the end of clause (ii) therein and deleting clause (iii) therein in its entirety.  Section 10.7 of the Note Agreement is further amended by deleing clause (f) thereof and replacing it with the following new clause (f):

“(f)            the purchase price for the Acquisition (including the incurrence or assumption of any Debt in connection therewith) shall not, when aggregated with the purchase price and such Debt for all other Acquisitions during any rolling period of twelve consecutive months, exceed without the prior written consent of the Required Holders the Maximum Acquisition Amount; provided that, if at the time of the making of such Acquisition and immediately after giving effect (including giving effect on a pro forma basis) thereto, the Cash Flow Leverage Ratio is less than 2.25 to 1.00, this clause (f) shall not apply;”

Section 1.19.  Section 10.15 of the Note Agreement captioned “Hedging Obligations.” is hereby amended by adding the following new sentence to the end of such section:

“Such permitted Hedging Agreements entered into by the Company or any Subsidiary are sometimes referred to herein as “Hedging Agreements”.”

Section 1.20.  Section 10.19 of the Note Agreement shall be and is hereby amended in its entirety as follows:

“Section 10.19    Financial Covenants.

(a)           Minimum Fixed Charge Coverage Ratio.  The Company and its consolidated Subsidiaries shall maintain a ratio (“Fixed Charge Coverage Ratio”) of:

(i)           EBITDA minus Capital Expenditures minus Regular Dividends, in each case during such period, to

(ii)           the sum of the amounts, without duplication, of (a) Interest Expense during such period (net of interest income) plus (b) scheduled principal payments of Debt not incurred under a revolving credit facility excluding, however, principal payments during such period in respect of the Debt and the other obligations of the Company and its Subsidiaries owing pursuant to this Agreement or the Series E Notes (as defined in the 2012 Note Purchase Agreement) plus (or minus with respect to tax benefits) (c) Company’s income tax provision calculated in accordance with United States GAAP for such period and as reported by the Company in its financial statements most recently filed with the Commission plus (d) scheduled principal payments of Capitalized Lease Obligations during such period, which shall not be less than 1.20 to 1.00.  In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four (4) fiscal quarter period ending on such day (the “Last Twelve-Month Period”), provided, that the Fixed Charge Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Last Twelve-Month Period (the “Measurement Period”) (excluding cost savings other than as permitted by Section 10.9(B) of the Bank Credit Agreement), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.  Interest Expense shall be calculated for the purpose of clause (ii) by excluding the effect of the following: amortization of deferred financing fees, discounts on earn out obligations, the interest effect of charges and reserves in respect of idle properties, any upfront closing, arrangement, structuring or placement fee payable in connection with the Bank Credit Agreement or the Permitted Private Placement, any agency fee payable in connection with the Bank Credit Agreement or the Permitted Private Placement and prepayment premiums or similar charges or expenses in connection with the Bank Credit Agreement or the Permitted Private Placement, in each case to the extent it is an Interest Expense.

(b)           Maximum Cash Flow Leverage Ratio.  The Company and its consolidated Subsidiaries shall not permit the ratio (the “Cash Flow Leverage Ratio”) of (i) Total Funded Debt (excluding the PIK Notes) to (ii) EBITDA to be greater than 2.75 to 1.00.  The Cash Flow Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Debt, Debt as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for Last Twelve-Month Period, provided, that the Cash Flow Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Measurement Period (excluding cost savings other than as permitted by Section 10.9(B) of the Bank Credit Agreement), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.”

Section 1.21.  Clause (l) of Section 11 of the Note Agreement shall be deleted in its entirety and shall be replaced with “Reserved.” and clause (e) of Section 11 of the Note Agreement shall be deleted in its entirety and shall be replaced with the following new clause (e):

“(e)      any Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other than (i) upon a release of any Subsidiary Guarantor from a Subsidiary Guaranty in accordance with the terms of Section 2.3(b) hereof, or (ii) in connection with the dissolution of Miramar if, at the time of such dissolution, the aggregate value of the assets of Miramar is $1,000 or less), or any Subsidiary Guarantor or any party by, through or on account of any such Person, challenges the validity, binding nature or enforceability of any such Subsidiary Guaranty; or”

Section 1.22.   Section 12.2 of the Note Agreement captioned “Other Remedies.” shall be amended by deleting “(i)” in the first sentence thereof, adding a “.” after the word “otherwise” therein, and deleting clause (ii) thereof.

Section 1.23.   Section 15.1 of the Note Agreement captioned “Transaction Expenses.” is hereby amended by deleting the last sentence of such section.

Section 1.24.   Section 22.7 of the Note Agreement captioned “Appointment for Perfection.” shall be deleted in its entirety and shall be replaced with “Reserved.”.

Section 1.25.   The following Defined Terms in Schedule B to the Note Agreement shall be and are hereby amended as follows:

““Bank Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of January 27, 2012 by and among the Company, certain Subsidiaries of the Company named therein, JPMorgan Chase Bank, N.A., as agent, PNC Bank, National Association as syndication agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, in each case (x) in accordance with the terms of Section 10.17 of this Agreement and (y) which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Debt” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, including, without limitation, subordinated indebtedness, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, secured by liens on or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) outstanding principal balances (representing securitized but unliquidated assets) under asset securitization agreements (including, without limitation, the outstanding principal balance of accounts receivable under receivables transactions) and (g) the implied debt component of synthetic leases of which such Person is lessee or any other off-balance sheet financing arrangements (including, without limitation, any such arrangements giving rise to any Off-Balance Sheet Liabilities).

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) the Company’s income tax provision (benefit) as reported by the Company in its financial statements most recently filed with the Commission, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (vii) other extraordinary non-cash credits to the extent added in computing Net Income, plus (viii) non-cash expenses related to stock based compensation to the extent deducted in computing Net Income, plus (ix) charges incurred as a result of impairment of fixed assets, intangible assets and goodwill, all to the extent deducted in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to Acquisitions and Asset Sales on a last twelve (12) months’ basis; provided that, for any Measurement Period ending prior to the closing date of the Brandimage Acquisition, quarterly EBITDA attributable to Brandimage shall be deemed to be $1,250,000 for each fiscal quarter.

“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit, the discount with respect to asset securitization agreements and the implied interest component of synthetic leases), all as determined in conformity with Agreement Accounting Principles.  Interest Expense shall not include any interest which in accordance with Agreement Accounting Principles has been capitalized under the PIK Notes.

“PIK Notes” means, collectively, (i) the 8.90% Tranche A Senior PIK Notes and 8.98% Tranche B Senior PIK Notes, in each case issued pursuant to the 2003 Note Purchase Agreement and (ii) the 8.81% Series C Senior PIK Notes, 8.99% Series D Senior PIK Notes and 9.17% Series E Senior PIK Notes, in each case issued pursuant to the 2005 Note Purchase Agreement.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (b) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than Disqualified Stock) or any transaction that has a substantially similar effect, (c) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Debt subordinated to the Notes or any transaction that has a substantially similar effect, and (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Debt (other than the Notes) or any Capital Stock of the Company, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“Subordinated Debt” means all Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to Senior Debt of the Company.

“Subsidiary Guarantor” means each Subsidiary (other than, except to the extent that such Foreign Incorporated Subsidiary is required to enter into the Subsidiary Guaranty pursuant to Section 9.6, any Foreign Incorporated Subsidiary to the extent that the designation of such Foreign Incorporated Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause such Foreign Incorporated Subsidiary’s accumulated earnings and profits to be repatriated to the Company or such Foreign Incorporated Subsidiary’s parent Domestic Incorporated Subsidiary, in each case under Section 956 of the Code (each such Foreign Incorporated Subsidiary, an “Affected Foreign Subsidiary”)).”

Section 1.26.  The following shall be added as new definitions in alphabetical order to the Defined Terms in Schedule B to the Note Agreement:

“2012 Note Purchase Agreement” shall have the meaning set forth in the definition of Private Placement Note Documents.

“Amendment No. 5” shall mean that certain Fifth Amendment to Note Purchase Agreement dated as of January 27, 2012 by and among the Company, each of the holders of the Notes and the other parties a signatory thereto.

“Amendment No. 5 Effective Date” shall have the meaning set forth in Section 5 of Amendment No. 5.

“Brandimage” means the business and assets acquired by Schawk USA Inc., in the Brandimage Acquisition.

“Brandimage Acquisition” means the acquisition by Schawk USA Inc., a Subsidiary Borrower, of substantially all the business and operating assets (including, without limitation, foreign Subsidiaries) of LAGA, Inc. and Lipson Associates Inc. pursuant to that certain Asset Purchase Agreement dated September 15, 2011 by and among Schawk USA Inc., LAGA, Inc., Lipson Associates, Inc., Brandimage-Desgrippes & Laga, Brandimage Belgique Holding S.A. f/k/a Desgrippses Gobe Bruxelles S.A., Desgrippes Gobe Group (HK) Ltd., Desgrippes (Shanghai) Brand Consulting Co, Ltd., Desgrippes Gobe Group (Yuhan Hosea), Design Partners, LLC, Mark Anthony and John Hilbrich.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Miramar” means Miramar Equipment, Inc., a California corporation.

“Private Placement Note Documents” means (i) (A) this Agreement and (B) the Notes issued hereunder, (ii) (A) the 2005 Note Agreement and (B) the 2005 Notes issued thereunder and (iii) (A) the Amended and Restated Note Purchase and Private Shelf Agreement dated on or about January 27, 2012 (the “2012 Note Purchase Agreement”) between the Company and the purchasers named therein, as amended from time to time and (B) the notes and the shelf notes issued thereunder.

“Permitted Private Placement” means the transactions pursuant to which the Company has incurred, or has the right to incur, certain privately placed Debt pursuant to the Private Placement Note Documents.

“Regular Dividend” means any regular quarterly dividend on account of any Capital Stock of the Company now or hereafter outstanding declared by the Company consistent with its historic practice prior to the Amendment No. 5 Effective Date.

“Special Dividend” means any special dividend on account of any Capital Stock of the Company now or` hereafter outstanding that is not a Regular Dividend.

Section 1.27.   The following Defined Terms in Schedule B to the Note Agreement shall be and are hereby deleted in their entirety: “Capital Lease”, “Capital Lease Obligation”, “Collateral”, “Collateral Agent”, “Collateral Documents”, “Consolidated Net Worth”, “Intercreditor Agreement”, and “Pledge and Security Agreement”.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 2.1.  To induce the Noteholders to execute and deliver this Fifth Amendment (which representations shall survive the execution and delivery of this Fifth Amendment ), the Company represents and warrants to the Noteholders that:

(a)       this Fifth Amendment has been duly authorized, executed and delivered by it and this Fifth Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)       the Note Agreement, as amended by this Fifth Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c)       the execution, delivery and performance by the Company of this Fifth Amendment (i) has been duly authorized by all requisite corporate action and, if required,

shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

(d)       as of the date hereof and after giving effect to this Fifth Amendment, no Default or Event of Default has occurred which is continuing and no condition exists which has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

(e)       all the representations and warranties contained in Section 5 of the Note Agreement and in Section 5 of the Guaranty Agreement are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors, respectively, on and as of the date hereof;

(f)       all Subsidiaries that are required to enter into the Subsidiary Guaranty or enter into a joinder agreement in respect of the Subsidiary Guaranty pursuant to Section 9.6 of the Note Agreement have so entered into the Subsidiary Guaranty or a joinder agreement in respect of the Subsidiary Guaranty and are listed on the signature pages to this Fifth Amendment as Subsidiary Guarantors; and

(g)       other than as expressly set forth in the Bank Credit Agreement or as otherwise disclosed by the Company to the holders of the Notes on or prior to the Amendment No. 5 Effective Date, neither the Company nor any of its Subsidiaries on or prior to the Amendment No. 5 Effective Date has paid or agreed to pay, nor will the Company or any of its Subsidiaries pay or agree to pay on or prior to the Amendment No. 5 Effective Date, any fees or other compensation to the Administrative Agent, any Bank Lender or any holder of the 2005 Notes for or with respect to the Bank Credit Agreement or the 2005 Note Agreement Second Amendment (other than for the reimbursement of out of pocket expenses in connection therewith).

SECTION 3.    CONDITIONS TO EFFECTIVENESS OF THIS FIFTH AMENDMENT.

Section 3.1.  This Fifth Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a)       executed counterparts of this Fifth Amendment, duly executed by the Company and the holders of the Notes, shall have been delivered to the Noteholders;

(b)       the Company shall have delivered to the Noteholders executed copies of (i) the Bank Credit Agreement, (ii) the 2012 Note Purchase Agreement and (iii) the Intercreditor Termination and Collateral Release dated as of the date hereof by and among the holders of the Secured Obligations and acknowledged by the Company, and all related agreements, documents and instruments, in each case, in connection therewith, all of which shall be in form and substance satisfactory to the Noteholders;

(c)       the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(d)       the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders; and

(e)       the Company agrees to pay upon demand, the reasonable fees and expenses of Choate, Hall & Stewart, LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Fifth Amendment.

Upon receipt of all of the foregoing, this Fifth Amendment  shall become effective (the “Amendment No. 5 Effective Date”).

SECTION 4.    MISCELLANEOUS.

Section 4.1.  This Fifth Amendment  shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Fifth Amendment, all terms, conditions and covenants contained in the Note Agreement, the Guaranty Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2.  Except as modified and expressly amended by this Fifth Amendment, the execution, delivery and effectiveness of this Fifth Amendment shall not (a) amend the Note Agreement, the Guaranty Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any Noteholder, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, the Guaranty Agreement or any Note at any time.

Section 4.3.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Fifth Amendment may refer to the Note Agreement without making specific reference to this Fifth Amendment  but nevertheless all such references shall include this Fifth Amendment unless the context otherwise requires.  At all times on and after the Amendment No. 5 Effective Date, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this Fifth Amendment.

Section 4.4.  The descriptive headings of the various Sections or parts of this Fifth Amendment  are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.5.  This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Signatures on Following Page]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Fifth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Very truly yours, SCHAWK, INC.

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

Each of the Subsidiary Guarantors hereby (i) consents to the foregoing Fifth Amendment and ratifies the amendments contained therein, (ii) ratifies and reaffirms all of its obligations and liabilities under each Subsidiary Guaranty (as defined in the Note Agreement referred to in the Fifth Amendment) notwithstanding the Fifth Amendment or otherwise, (iii) confirms that each Subsidiary Guaranty remains in full force and effect after giving effect to the Fifth Amendment, (iv) represents and warrants that there is no defense, counterclaim or offset of any type or nature under any Subsidiary Guaranty, (v) agrees that nothing in any Subsidiary Guaranty, the Note Agreement, the Fifth Amendment or any other agreement or instrument relating thereto requires the consent of any Subsidiary Guarantor or shall be deemed to require the consent of any Subsidiary Guarantor to any future amendment or other modification to the Note Agreement, and (vi) waives acceptance and notice of acceptance hereof.

SCHAWK USA, INC.

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

SCHAWK WORLDWIDE HOLDINGS INC.

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

SCHAWK HOLDINGS INC.

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

SEVEN SEATTLE, INC.

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

SCHAWK LLC

By: Schawk USA Inc., its Sole Member

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

MIRAMAR EQUIPMENT, INC.

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

SCHAWK DIGITAL SOLUTIONS INC.

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

KEDZIE AIRCRAFT LLC

By: Schawk USA Inc., its Sole Member

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

SCHAWK LATIN AMERICA HOLDINGS LLC

By: Schawk USA Inc., its Sole Member

By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Chief Financial Officer

Accepted as of the date first written above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC, as Investment Adviser

By:	/s/John B. Wheeler
Name: John B. Wheeler
Title: Managing Director

C.M. LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC, as Investment Adviser

By:	/s/John B. Wheeler
Name: John B. Wheeler
Title: Managing Director

MASS MUTUAL ASIA LIMITED

By:	Babson Capital Management LLC, as Investment Adviser

By:	/s/John B. Wheeler
Name: John B. Wheeler
Title: Managing Director